Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of Pacific Continental Corporation of our report dated March 14, 2014, with respect to the consolidated balance sheets of Pacific Continental Corporation and Subsidiary (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2013, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013, included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

•	Registration Statement on Form S-3 (No. 333-187635) pertaining to the Company’s shelf registration statement; and

•	Registration Statement on Form S-8 (No. 333-181826) pertaining to the Amended and Restated 2006 Stock Option and Equity Compensation Plan of Pacific Continental Corporation; and

•	Registration Statement on Form S-3 (No. 333-165688) pertaining to the Company’s shelf registration statement; and

•	Registration Statement on Form S-8 (No. 333-161703) pertaining to the Amended 2006 Stock Option and Equity Compensation Plan of Pacific Continental Corporation; and

•	Registration Statement on Form S-8 (No. 333-134702) pertaining to the 2006 Stock Option and Equity Compensation Plan of Pacific Continental Corporation; and

•	Registration Statement on Form S-8 (No. 333-130886) pertaining to the NWB Financial Corporation Stock Option Plans.

•	Registration Statement on Form S-8 (No. 333-109501) pertaining to the Amended 1999 Employee Stock Option Plan and 1999 Director Stock Option Plan

/s/ Moss Adams LLP

Portland, Oregon

March 14, 2014